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                                                                   EXHIBIT 10.18

                                    AGREEMENT

THIS AGREEMENT made the 17th day of April, 2004.

BETWEEN:

            BPI INDUSTRIES INC. , a company incorporated under the laws of the Province of British Columbia and having an office at Suite 1500, 885
            W. Georgia St., Vancouver, BC V6C 3E8

            (hereinafter referred to as the "COMPANY")

                                                               OF THE FIRST PART

AND:

            JAMES AZLEIN, of 195 South Main Street, Chagrin Falls, Ohio 44022,

            (hereinafter referred to as the "GUARANTOR")

                                                              OF THE SECOND PART

WHEREAS:

A. Pursuant to a letter of engagement between Sky Bank of Pittsburgh, Pennsylvania (the "BANK") and Jericho LLC ("JERICHO") dated March 8, 2004 (the "LETTER"), the Bank indicated that it is willing to lend to Jericho the sum of US$2 million as part of a non-revolving credit/term loan (the "LOAN") provided that, as a condition of the Bank entering into the Loan, the Loan be guaranteed by the members of Jericho (the "LOAN GUARANTEE") in proportion to each member's pro rata holding in Jericho;

B. The Company's share of the Loan Guarantee, as a member of Jericho, is limited to 11.025% of the amount of the Loan (or US$220,500) (the "AZLEIN GUARANTEE") being equal to the Company's membership interest in Jericho;

C. The Parties have decided that it is in their mutual interests for Guarantor to step into the place of the Company and, in exchange for providing the Azlein Guarantee, the Company agrees to issue common shares (the "BONUS SHARES") to the Guarantor in the amount of 10% of the value of the Azlein Guarantee;

D. Subject to the approval of the Company and TSX Venture Exchange (the "EXCHANGE"), the Guarantor agrees to provide the Azlein Guarantee in place of the Company under the Loan Guarantee in exchange for the Company issuing Bonus Shares to the Guarantor.

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IN CONSIDERATION of the sum of ten dollars and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Guarantor agrees with the Company as follows:

1. Subject to the approval of the Company, the Exchange and the satisfaction of the terms of this Agreement, the Guarantor hereby unconditionally and irrevocably agrees to provide the Azlein Guarantee on behalf of the Company, and to execute any documentation reasonably required of the Guarantor by the Bank to give effect to the transactions contemplated in the Letter.

2. In exchange for providing the Azlein Guarantee, the Company agrees, subject to the approval by the Exchange, to issue, or cause to be issued, to the Guarantor such number of fully paid and non-assessable common shares of the Company as Bonus Shares equal to 10% of the value of the Azlein Guarantee divided by the discounted market price of the Company's listed shares at closing on the day prior to the Company filing a news release concerning the transactions contemplated herein, or such other amount as authorized by the Exchange.

3. The Guarantor represents and warrants to and for the benefit of the Company, and acknowledges that the Company is relying on such representations and warranties, that:

            a) he has been advised to seek independent legal advice, and has so done or has declined to do so despite having ample opportunity to do so, concerning the rights and obligations created by this Agreement;

            b) he has full right, power, capacity and authority to enter into and execute this Agreement and to consent to and take all actions with respect to the transactions and other matters contemplated hereby;

            c) the entering into of this Agreement and the transactions and other matters contemplated hereby does not, and will not, conflict with, nor result in the violation or breach of any of the terms or provisions of any law, judgment or settlement applicable to the Guarantor or of any agreement, written or oral, to which it is a party or may be a party or by which it is or may be bound; and,

            d) the Guarantor has duly and validly entered into, executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding agreement enforceable against the Guarantor in accordance with its terms.

4. This Agreement shall remain in full force and effect unless and until the Loan has repaid in full in accordance with the terms of the Loan between the Bank and Jericho.

5. There are no representations, conditions, agreements or understandings with respect to this Agreement or affecting the liability of the Guarantor under this Agreement other than as set forth or referred to in this Agreement.

6. The Guarantor covenants that he shall from time to time upon the request of the Company or the Bank, execute and deliver, under seal or otherwise, all such further

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      agreements, instruments and documents and do all such further acts and things as the Bank may require to give effect to the transactions contemplated by this Agreement.

7. This Agreement is personal in nature and may not be assigned without the express written consent of the other parties hereto, and this Agreement shall ensure to the benefit of and be binding upon the respective heirs, legal representatives, successors and permitted assigns of the Guarantor and the Company.

8. The Guarantor acknowledges that the Bonus Shares will be subject to a four month hold period commencing from the date of issuance of the Bonus Shares and the share certificate evidencing the Bonus Shares will contain a legend as required under applicable securities legislation.

9. The Guarantor further acknowledges that, should the Guarantor be required to perform his obligations pursuant to the Azlein Guarantee, the Guarantor shall have no recourse to pursue the Company in any manner whatsoever for contribution or indemnification.

10. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, without regard to principals of conflicts of law.

11. The invalidity or unenforceability of any particular provision of this Agreement or any part thereof shall not affect the validity or unenforceability of the remaining provisions of this Agreement or any part thereof.

12. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one in the same agreement, document or instrument, respectively. This Agreement will be deemed to have been duly and properly executed and delivered when executed and delivered by telecopier.

The parties hereto have executed this Agreement as of the date first above written.

BPI INDUSTRIES INC.

Per: _________________________
     Authorized Signatory

WITNESSED BY:                             )
                                          )
______________________________            )
Name                                      )
                                          )
______________________________            )     ________________________
Address                                   )     JAMES AZLEIN
                                          )
______________________________            )
Occupation                                )

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